SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 4, 2010

ROYALE ENERGY, INC.
(Exact name of registrant as specified in its charter)

California	0-22750	33-02224120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7676 Hazard Center Drive, Suite 1500
San Diego, California 92108
(Address of principal executive office)
Issuer's telephone number:  (619) 881-2800

Section 4   Matters Related to Accountants and Financial Statements

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On August 4, 2010, management and the Audit Committee of the Board of Directors of Royale Energy, Inc., concluded that it is necessary to restate the Company’s financial statements for the year ended December 31, 2009 and the fiscal quarters ended September 30, 2009, and March 31, 2010.  Also on August 4, 2010, the Company filed an amended annual report on Form 10-K/A and amended quarterly reports on Form 10-Q for the affected periods, which contain corrected financial statements.  As a result, the Company’s previously filed financial statements for the year ended December 31, 2009 and the quarters ended September 30, 2009, and March 31, 2010, should no longer be relied upon.

The restatement is made solely to reflect a determination of the value of securities available for sale, beginning in September 2009. In 2000, Royale Energy had acquired shares of a start-up company’s common stock in settlement of a legal claim (the “Settlement Stock”).  At the time of the acquisition, there was no resale market for the Settlement Stock, and its value was undeterminable.  In September 2009, the issuer of the Settlement Stock conducted an initial public offering of its stock, and a market for the Settlement Stock was established.  Royale Energy did not receive timely notice of the completion of the public offering and did not, until June 2010, become aware that a public market for the Settlement Stock existed.

Because an ascertainable market price of the Settlement Stock existed at September 30, 2009. December 31, 2009, and March 31, 2010, the Settlement Stock has been recorded at its fair market value and classified as available for sale securities as of those dates.  This classification caused increases in Royale Energy’s current assets, total assets, and total stockholders’ equity.  Royale also recorded the changes in the valuation of the available for sale securities as Other Comprehensive Income in the Company’s Statement of Operations for the periods ended September 30, 2009, December 31, 2009, and March 31, 2010, and made other conforming entries, but no change occurred in the Company’s Net Income (Loss) or Earnings per Share for any period as a result of the changes.

The Form 10-K/A and Forms 10-Q/A filed today reflect the individual amounts of each quarterly change reported in those reports.

Authorized officers of Royale Energy have discussed the matters disclosed above with Padgett Stratemann & Co., LLP, the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: August 4, 2010	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President, Co-Chief Executive Officer and Chief Financial Officer